Exhibit 99.1
PRESS RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS
•	Fourth-quarter earnings per diluted share: net income $1.52; operating income* $1.70

•	Dividend raised 33 percent

•	Strong capitalization further bolstered with $400 million senior debt offering
ST. LOUIS, February 1, 2010 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported net income for the fourth quarter of $112.4 million, or $1.52 per diluted share, compared with $9.4 million, or $0.14 per diluted share in the prior-year quarter. Prior-year net income was adversely affected by significant losses related to the decline in the fair value of certain embedded derivatives. Operating income* totaled $125.8 million, or $1.70 per diluted share, compared with $100.0 million, or $1.45 per diluted share in the year-ago quarter, an increase of 17 percent on a per share basis.

	Quarterly Results		Full Year Results
($ in thousands, except per share data)	2009	2008	2009	2008
Net premiums	$1,598,754	$1,389,091	$5,725,161	$5,349,301
Net income	112,409	9,361	407,086	176,796
Net income per diluted share	1.52	0.14	5.55	2.71
Operating income*	125,833	99,966	438,321	399,153
Operating income per diluted share*	1.70	1.45	5.98	6.12
Book value per share	52.99	36.03
Book value per share (excl. AOCI)*	48.89	43.58
Total assets	25,249,501	21,658,818

*	See ‘Use of Non-GAAP Financial Measures’ below
For the quarter, reported net premiums increased 15 percent to $1,598.8 million. Foreign currency exchange rates were favorable quarter over quarter, adding $81.8 million. Holding exchange rates constant, consolidated premiums increased approximately 9 percent. Net investment income increased $118.6 million to $315.2 million for the quarter from $196.6 million the year before. Excluding the change in valuation of option contracts supporting equity-indexed annuities, investment income increased $50.6 million, or 21 percent, to $287.0 million.
For the full year, net income increased to $407.1 million, or $5.55 per diluted share, from $176.8 million, or $2.71 per diluted share, in 2008. Operating income* totaled $438.3 million, or $5.98 per diluted share, compared with $399.2 million, or $6.12 per diluted share, in the prior-year period. Operating income per diluted share was adversely affected by $0.09 due to foreign currency fluctuations in addition to the dilutive effects of the company’s offering of 10,235,000 shares of common stock in November 2008. Premiums increased 7 percent on a reported basis and 11 percent on an original currency basis. Net investment income increased $251.2 million to $1,122.5 million. Excluding the change in valuation of option contracts supporting equity-indexed annuities, investment income increased $85.0 million, or 9 percent, to $1,072.8 million.
Greig Woodring, president and chief executive officer, commented, “We are pleased with our results in 2009. Of particular note, we have delivered an average operating return on equity of 14 percent for the
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last three years. We maintained a strong capital position throughout the year, recovered book value, enhanced our product offerings, including those associated with the ReliaStar acquisition, and successfully accessed the capital markets.
“Fourth-quarter premiums increased 15 percent over the prior year, totaling nearly $1.6 billion. While higher-than-expected claim levels in the U.S. hampered results somewhat, our other operating segments performed very well. The quarter also benefited from a lower effective tax rate.
“The life insurance industry has been under pressure during the recent economic downturn. RGA was certainly not immune to the adverse economic effects in the form of investment losses; however, our low level of asset leverage combined with the relatively high quality of our investment portfolios enabled us to successfully navigate the turbulent financial markets. We expect our capital resources and flexibility to continue to serve us well. The ongoing pressures faced by our clients should continue to fuel demand for RGA’s products and services.”
The company has posted to its Web site a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. The investment portfolio remains appropriately positioned, with approximately 95 percent of its fixed maturity securities held in the investment-grade categories. Investment impairments reflected in income during the quarter were $43.0 million and were largely offset by $33.8 million of net gains from investment sales.
Capital and Liquidity
The company’s capital and liquidity positions remain strong. Capitalization was strengthened by the $400 million senior debt offering in the fourth quarter. RGA’s book value per share grew 47 percent during 2009, to $52.99.
SEGMENT RESULTS
U.S.
The U.S. Traditional sub-segment reported pre-tax income of $74.3 million for the quarter compared with $70.0 million in the fourth quarter of 2008. Pre-tax operating income improved to $82.1 million from $76.7 million the year before, an increase of 7 percent. Net premiums were up 5 percent to $918.5 million from $874.3 million in the prior-year quarter. Claim levels were approximately $20 million, pre-tax, higher than expected during the quarter. On a year-to-date basis, net premiums were up 7 percent to $3,313.9 million.
The U.S. Asset Intensive business reported pre-tax income of $6.3 million compared with a pre-tax loss of $120.6 million a year ago. The prior-year period included significant losses associated with the change in the value of embedded derivatives. On an operating basis, pre-tax income increased to $13.9 million from a pre-tax loss of $2.8 million a year ago. Strong equity market performance contributed to improved spreads during the current period.
Canada
The Canadian operation reported pre-tax net income of $45.8 million for the quarter compared with $22.1 million a year ago. Pre-tax operating income increased 32 percent to $30.7 million from $23.3 million last year. A stronger Canadian dollar relative to the fourth quarter of 2008 increased current-period pre-tax operating income by $5.1 million. Current-quarter mortality experience was in line with
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management expectations while last year’s fourth-quarter results reflected good mortality experience. On a Canadian dollar basis, net premiums increased approximately 16 percent. On a U.S. dollar basis, net premiums increased 33 percent to $168.5 million from $126.8 million in the year-ago quarter. For the year, premiums were up 23 percent on a Canadian dollar basis, aided by strong creditor reinsurance volume.
Asia Pacific
Asia Pacific reported a strong quarter, with pre-tax net income of $23.5 million, compared with a similarly strong result of $24.5 million in the year-ago quarter. Pre-tax operating income increased 11 percent to $24.8 million compared with $22.3 million a year ago, primarily as a result of favorable claims experience in Japan and Hong Kong. Net premiums totaled $283.4 million in the current quarter compared with $227.7 million in the prior year. Current-quarter premiums were approximately $45.2 million higher due to foreign currency fluctuations, which also contributed $2.9 million to pre-tax operating income. For the year, net premiums were flat on a U.S. dollar basis and increased 6 percent on an original currency basis.
Europe & South Africa
Europe & South Africa reported pre-tax net income of $24.5 million, a 12 percent increase over an extremely strong prior-year comparable $21.8 million. Pre-tax operating income was $23.9 million versus $26.4 million last year. Current-period results included adverse claims experience in the UK and South Africa, offset by a $6.0 million, pre-tax, favorable impact from the recapture of a retrocession treaty in the UK operation. Net premiums increased to $224.5 million from $156.9 million. Fluctuations in foreign currency exchange rates increased premiums by $15.3 million and pre-tax operating income by $4.7 million, compared to the prior-year quarter. For the year, net premiums were up over 10 percent on a U.S. dollar basis and 26 percent on an original currency basis.
Corporate and Other
The company’s effective tax rate for the quarter benefited from earnings in jurisdictions that have lower statutory tax rates than the U.S. rate, and from the recognition of a deferred tax asset of $4.5 million associated with the pending sale of the company’s run-off operations in Argentina. The company does not expect to incur a significant loss upon the ultimate sale of its ownership interest.
2010 Guidance
Management projects 2010 operating income per diluted share to be within a range of $6.30 to $6.90. This guidance assumes an expected level of death claims, which are prone to normal short-term statistical fluctuations that can significantly affect results on a quarterly and annual basis. The company expects a modestly lower investment yield in 2010 as it repositions its portfolio to better withstand a wider array of ongoing economic scenarios, thus resulting in a slightly more conservative portfolio. On a U.S. dollar basis, the company expects consolidated net premiums to increase by approximately 15 percent, including the impact of the recently acquired ReliaStar business.
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Dividend Declaration
The company’s board of directors increased the quarterly dividend 33 percent to $0.12 per share, from $0.09 per share, payable February 25 to shareholders of record as of February 4.
New Director
The company announced that Fred Sievert, retired president of New York Life Insurance Company, was elected to the board of directors and appointed to the Compensation Committee and the Nominating and Corporate Governance Committee. Sievert’s election increases the size of the board to nine members.
Earnings Conference Call
A conference call to discuss the company’s fourth-quarter results will begin at 9 a.m. Eastern Time on Tuesday, February 2. Interested parties may access the call by dialing 1-877-718-5095 (domestic) or 719-325-4932 (international). The access code is 6452440. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 10 at 888-203-1112 (domestic) or 719-457-0820, access code 6452440.
Use of Non-GAAP Financial Measures
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.
Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.3 trillion of life reinsurance in force, and assets of $25.2 billion.
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Investor Contact
Jack B. Lay
Senior Executive Vice President and Chief Financial Officer
(636) 736-7000
Cautionary Statement Regarding Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
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Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2008 Form 10-K.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income From
Continuing Operations to Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008
GAAP net income-continuing operations	$112,409	$15,170	$407,086	$187,815
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, net included in investment related (gains) losses, net	41,347	(95,289)	194,725	(28,491)
Embedded derivatives:
Included in investment related (gains) losses, net	(31,946)	254,667	(215,209)	451,932
Included in interest credited	8,166	31,782	(8,828)	39,171
Included in policy acquisition costs and other insurance expenses	(521)	(3,703)	1,587	(4,630)
DAC offset, net	(3,622)	(102,661)	84,229	(246,644)
Gain on debt repurchase	—	—	(25,269)	—

Operating income	$125,833	$99,966	$438,321	$399,153

Reconciliation of Consolidated Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008
Income from continuing operations before income taxes	$160,165	$20,194	$592,345	$280,392
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, net included in investment related (gains) losses, net	65,676	(146,818)	303,398	(44,193)
Embedded derivatives:
Included in investment related (gains) losses, net	(49,148)	391,796	(331,091)	695,280
Included in interest credited	12,563	48,896	(13,581)	60,263
Included in policy acquisition costs and other insurance expenses	(801)	(5,697)	2,442	(7,123)
DAC offset, net	(5,572)	(157,941)	129,583	(379,453)
Gain on debt repurchase	—	—	(38,875)	—

Pre-tax operating income	$182,883	$150,430	$644,221	$605,166

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended December 31, 2009
		Capital
		(gains)	Change in
		losses,	value of
	Pre-tax	derivatives,	embedded		Pre-tax
	net	and other,	derivatives,		operating
(Unaudited)	income (loss)	net	net		income
U.S. Operations:
Traditional	$74,303	$7,842	$—		$82,145
Asset Intensive	6,288	12,308 (1)	(4,727	)(2)	13,869
Financial Reinsurance	4,646	(26)	—		4,620

Total U.S.	85,237	20,124	(4,727)		100,634
Canada Operations	45,788	(15,053)	—		30,735
Europe & South Africa	24,462	(576)	—		23,886
Asia Pacific Operations	23,528	1,269	—		24,797
Corporate and Other	(18,850)	21,681	—		2,831

Consolidated	$160,165	$27,445	$(4,727)		$182,883

(1)	Asset Intensive is net of $(38,231) DAC offset.

(2)	Asset Intensive is net of $32,659 DAC offset.

	Three Months Ended December 31, 2008
		Capital (gains)		Change in
	Pre-tax	losses,		value of
	net	derivatives,		embedded		Pre-tax
	income	and other,		derivatives,		operating
(Unaudited)	(loss)	net		net		income (loss)
U.S. Operations:
Traditional	$69,971	$6,694		$—		$76,665
Asset Intensive	(120,595)	(13,916	)(1)	131,694	(2)	(2,817)
Financial Reinsurance	3,550	110		—		3,660

Total U.S.	(47,074)	(7,112)		131,694		77,508
Canada Operations	22,084	1,244		—		23,328
Europe & South Africa	21,811	4,598		—		26,409
Asia Pacific Operations	24,465	(2,156)		—		22,309
Corporate and Other	(1,092)	1,968		—		876

Consolidated	$20,194	$(1,458)		$131,694		$150,430

(1)	Asset Intensive is net of $145,360 DAC offset.

(2)	Asset Intensive is net of $(303,301) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From
Continuing Operations to Pre-tax Operating Income
(Dollars in thousands)

	Twelve Months Ended December 31, 2009
		Capital
		(gains)		Change in
		losses,		value of
	Pre-tax	derivatives,		embedded		Gain	Pre-tax
	net	and other,		derivatives,		on debt	operating
(Unaudited)	income	net		net		repurchase	income
U.S. Operations:
Traditional	$255,723	$83,884		$—		$—	$339,607
Asset Intensive	37,085	(12,674	)(1)	21,432	(2)	—	45,843
Financial Reinsurance	15,910	(98)		—		—	15,812

Total U.S.	308,718	71,112		21,432		—	401,262
Canada Operations	106,335	(18,458)		—		—	87,877
Europe & South Africa	52,341	(1,252)		—		—	51,089
Asia Pacific Operations	83,546	1,027		—		—	84,573
Corporate and Other	41,405	16,890		—		(38,875)	19,420

Consolidated	$592,345	$69,319		$21,432		$(38,875)	$644,221

(1)	Asset Intensive is net of $(234,079) DAC offset.

(2)	Asset Intensive is net of $363,662 DAC offset.

	Twelve Months Ended December 31, 2008
		Capital (gains)		Change in
	Pre-tax	losses,		value of
	net	derivatives,		embedded		Pre-tax
	income	and other,		derivatives,		operating
(Unaudited)	(loss)	net		net		income
U.S. Operations:
Traditional	$230,993	$71,904		$—		$302,897
Asset Intensive	(176,746)	(9,583	)(1)	206,668	(2)	20,339
Financial Reinsurance	11,841	249		—		12,090

Total U.S.	66,088	62,570		206,668		335,326
Canada Operations	102,266	4,971		—		107,237
Europe & South Africa	65,686	8,687		—		74,373
Asia Pacific Operations	85,509	2,661		—		88,170
Corporate and Other	(39,157)	39,217		—		60

Consolidated	$280,392	$118,106		$206,668		$605,166

(1)	Asset Intensive is net of $162,299 DAC offset.

(2)	Asset Intensive is net of $(541,752) DAC offset.
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008
Earnings per share from continuing operations:
Basic earnings per share	$1.54	$0.22	$5.59	$2.94
Diluted earnings per share	$1.52	$0.22	$5.55	$2.88

Diluted earnings per share from operating income	$1.70	$1.45	$5.98	$6.12

Earnings per share from net income:
Basic earnings per share	$1.54	$0.14	$5.59	$2.77
Diluted earnings per share	$1.52	$0.14	$5.55	$2.71

Weighted average number of common and common equivalent shares outstanding	74,195	69,176	73,327	65,271

	At or For the Twelve Months
	Ended December 31,
(Unaudited)	2009	2008
Treasury shares	374	741
Common shares outstanding	72,990	72,622
Book value per share outstanding	$52.99	$36.03
Book value per share outstanding, before impact of AOCI	$48.89	$43.58
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2009	2008	2009	2008
Revenues:
Net premiums	$1,598,754	$1,389,091	$5,725,161	$5,349,301
Investment income, net of related expenses	315,159	196,634	1,122,462	871,276
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(40,552)	(15,226)	(128,834)	(113,313)
Other-than-temporary impairments on fixed maturity securities transferred to accumulated other comprehensive income	3,910	—	16,045	—
Other investment related gains (losses), net	22,505	(228,333)	146,937	(533,892)

Total investment related gains (losses), net	(14,137)	(243,559)	34,148	(647,205)
Other revenue	44,059	25,869	185,051	107,831

Total revenues	1,943,835	1,368,035	7,066,822	5,681,203

Benefits and expenses:
Claims and other policy benefits	1,370,175	1,150,645	4,819,426	4,461,932
Interest credited	128,779	86,989	323,738	233,179
Policy acquisition costs and other insurance expenses	179,333	27,529	958,326	357,899
Other operating expenses	80,532	53,694	294,779	242,917
Interest expense	22,985	21,552	69,940	76,161
Collateral finance facility expense	1,866	7,432	8,268	28,723

Total benefits and expenses	1,783,670	1,347,841	6,474,477	5,400,811

Income before income taxes	160,165	20,194	592,345	280,392
Income tax expense	47,756	5,024	185,259	92,577

Income from continuing operations	112,409	15,170	407,086	187,815
Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	—	(5,809)	—	(11,019)

Net income	$112,409	$9,361	$407,086	$176,796

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